Exhibit 99.1

Press Release | For Immediate Release
Zix Corporation Announces Planned Exit from e-Prescribing Business
Decision marks conclusion of strategic alternatives review
DALLAS — December 8, 2009 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in email encryption services, announced today its intent to wind down the Company’s e-Prescribing business in an orderly manner after it has fully satisfied all contractual commitments. During the wind-down process, which could take up to one year to conclude, ZixCorp intends to honor all existing contractual obligations to customers and others, while continuing to operate the technology and provide ongoing support.
The Company previously announced, and has now completed, a full strategic review of the e-Prescribing business and explored its viability and contribution to increasing shareholder value. The Board of Directors and management determined the decision to exit the e-Prescribing business was in the best interests of the Company and its shareholders and will allow increased resources and focus to be committed to its larger segment — Email Encryption. The Company believes its encrypted email business is well-positioned for growth given its leadership position in the industry and recent positive developments in the market, including the expansion of HIPAA regulations under the American Recovery and Reinvestment Act of 2009, the financial stimulus law enacted earlier this year.
About Zix Corporation
Zix Corporation (ZixCorp®) is the leading provider of hosted email encryption services. ZixCorp’s email encryption services provide an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. ZixCorp offers the simplicity of Software as a Service with the convenience of customizable encryption policies. ZixCorp operates the largest email encryption directory in the world enabling seamless and secure communication among communities of interest. ZixCorp’s directory connects over 18 million members and includes over 20 state banking regulators, over 1,100 financial institutions, over 1,000 hospitals and over 30 Blue Cross Blue Shield organizations. For more information, please visit www.zixcorp.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to change and to inherent risks and uncertainties,
Zix Corporation    |    2711 N. Haskell Ave.    |    Suite 2300, LB 36    |    Dallas, TX 75204    |   phone 866 257 4949    |   fax 214 370 2070    |    www.zixcorp.com

including the risks associated with this wind-down process. The Company does not intend, and undertakes no obligation, to update or revise any forward-looking statement, except as required by federal securities regulations.
SOURCE Zix Corporation
ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation    |   2711 N. Haskell Ave.    |    Suite 2300, LB 36    |   Dallas, TX 75204    |   phone 866 257 4949    |    fax 214 370 2070    |    www.zixcorp.com